Exhibit 99.1

News Release For Immediate Release	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Corporation Announces Public Offering of U.S. Dollar and Euro-Denominated Senior Notes

BROOMFIELD, Colo., Nov. 30, 2015 — Ball Corporation (NYSE: BLL) announced today that it has commenced an underwritten public offering of approximately €1.5 billion in aggregate principal amount of U.S. dollar-denominated Senior Notes due 2020 and euro-denominated Senior Notes due 2020 and 2023.  The exact terms and timing of the offering will depend upon market conditions and other factors.

Ball intends to use the net proceeds from the offering, together with borrowings under its credit facilities and cash on hand, to fund the cash portion of the purchase price payable in connection with the consummation of Ball’s acquisition of Rexam PLC.  Ball continues to work with regulators to obtain the regulatory clearances required to close the acquisition, and at the present time, the aggregate global divestitures under discussion have estimated aggregate annual revenue in the range of $2.5 billion, using 2014 foreign currency translation rates and 2014 aluminum input prices.  The discussions with the regulators are ongoing and are not finalized, and there can be no assurance that Ball will reach satisfactory resolution with the regulators or that the amount of required divestitures will not change.  In addition, Ball believes that after the consummation of the acquisition of Rexam PLC, it will be able to achieve net annual cost synergies in excess of $300 million in the third financial year of operations of the combined company.

Goldman, Sachs & Co.; Deutsche Bank Securities; BofA Merrill Lynch; KeyBanc Capital Markets; Mizuho Securities; and Rabobank are acting as joint book-running managers of the offering.

Ball has filed a registration statement (including a prospectus dated November 27, 2015) and will file a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Ball has filed with the SEC for more complete information about Ball and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Ball, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526.  No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2014 sales of $8.6 billion.

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K for the fiscal year ended December 31, 2014, and our Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, which are available at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost  reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals; and the amount of any divestitures and the terms on which they can be sold in order to receive regulatory approval for the acquisition of Rexam PLC.

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